As filed with the Securities and Exchange Commission on June 6, 2018

Registration No. 333-28965

Registration No. 333-31867

Registration No. 333-59125

Registration No. 333-51822

Registration No. 333-58792

Registration No. 333-125190

Registration No. 333-152037

Registration No. 333-161323

Registration No. 333-204167

Registration No. 333-213346

Registration No. 333-221289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-28965

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-31867

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-59125

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-51822

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-58792

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125190

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152037

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161323

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204167

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213346

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221289

UNDER THE SECURITIES ACT OF 1933

GENERAL CABLE CORPORATION

(Exact Name of Registrant as specified in its charter)

Delaware	4 Tesseneer Drive Highland Heights, Kentucky 41076	06-1398235
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

GENERAL CABLE CORPORATION 1997 STOCK INCENTIVE PLAN

GENERAL CABLE CORPORATION AND SUBSIDIARIES EXECUTIVE DEFERRED COMPENSATION PLAN

GENERAL CABLE CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

GENERAL CABLE CORPORATION 2000 STOCK OPTION PLAN

GENERAL CABLE CORPORATION 2005 STOCK INCENTIVE PLAN

GENERAL CABLE CORPORATION DEFERRED COMPENSATION PLAN

GENERAL CABLE CORPORATION STOCK INCENTIVE PLAN

GENERAL CABLE CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Ramon J. Ceron

Vice President and Assistant Treasurer

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

    (859) 572-8000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by General Cable Corporation, a Delaware corporation (“General Cable”) with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-28965, filed with the Commission on June 11, 1997, pertaining to the registration of 3,675,000 shares of common stock, par value $0.01 per share, of General Cable (“Common Stock”) under the General Cable Corporation 1997 Stock Incentive Plan (the “1997 Plan”) (as adjusted for a 3-for-2 stock split effected in May 1998);

•	Registration Statement No. 333-31867, filed with the Commission on July 23, 1997, pertaining to the registration of 112,500 shares of Common Stock and an indeterminate amount of participation interests under the General Cable Corporation and Subsidiaries Executive Deferred Compensation Plan (as adjusted for a 3-for-2 stock split effected in May 1998);

•	Registration Statement No. 333-59125, filed with the Commission on July 15, 1998, pertaining to the registration of 1,050,000 shares of Common Stock under the 1997 Plan, as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-59125, filed with the Commission on August 24, 2001;

•	Registration Statement No. 333-51822, filed with the Commission on December 14, 2000, pertaining to the registration of 675,000 shares of Common Stock under the General Cable Corporation Executive Deferred Compensation Plan;

•	Registration Statement No. 333-58792, filed with the Commission on April 12, 2001, pertaining to the registration of 1,000,000 shares of Common Stock under the General Cable Corporation 2000 Stock Option Plan;

•	Registration Statement No. 333-125190, filed with the Commission on May 24, 2005, pertaining to the registration of 1,800,000 shares of Common Stock under the General Cable Corporation 2005 Stock Incentive Plan (the “2005 Plan”);

•	Registration Statement No. 333-152037, filed with the Commission on June 30, 2008, pertaining to the registration of 27,332 shares of Common Stock under the General Cable Corporation Deferred Compensation Plan;

•	Registration Statement No. 333-161323, filed with the Commission on August 13, 2009, pertaining to the registration of 4,000,000 shares of Common Stock under the 2005 Plan;

•	Registration Statement No. 333-204167, filed with the Commission on May 14, 2015, pertaining to the registration of 3,945,328 shares of Common Stock under the General Cable Corporation Stock Incentive Plan (the “Amended Plan”);

•	Registration Statement No. 333-213346, filed with the Commission on August 26, 2016, pertaining to the registration of 2,000,000 shares of Common Stock under the General Cable Corporation Employee Stock Purchase Plan; and

•	Registration Statement No. 333-221289, filed with the Commission on November 2, 2017, pertaining to the registration of 3,500,000 shares of Common Stock under the Amended Plan.

On June 6, 2018, pursuant to the Agreement and Plan of Merger, dated as of December 3, 2017, by and among Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Prysmian”), Alisea Corp., a Delaware corporation and wholly owned subsidiary of Prysmian (“Merger Sub”), and General Cable, Merger Sub merged with and into General Cable (the “Merger”), with General Cable surviving the Merger as a wholly owned subsidiary of Prysmian.

In connection with the Merger, General Cable has terminated any and all offerings of General Cable’s securities pursuant to the Registration Statements. Accordingly, General Cable hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by General Cable in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, General Cable hereby removes from registration any and all securities registered but which remain unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on this 6th day of June, 2018.

General Cable Corporation

By:	/s/ Ramon J. Ceron
Name:	Ramon J. Ceron
Title:	Vice President and Assistant Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.